UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported)  May 5, 2005

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 5, 2005, our Board of Directors, on recommendation from our Nominating and Corporate Governance Committee, designated John T. Mills as our non-executive Chairman of the Board, effective as of April 1, 2005. Prior to that time, Mr. Mills had served as our Chairman of the Board since September 2004. Mr. Mills will not be an employee of our Company. His principal responsibilities for serving in the role of non-executive Chairman of the Board are:

  To interact regularly with our Chief Executive Officer and act as a "sounding board" on major strategy, business, corporate governance and performance issues;

  To continue to advise us as we implement our proposed recapitalization;

  To manage the organization, functioning and affairs of our Board to enable it to meet its obligations and responsibilities;

  To assist our management in the implementation of the policies adopted by the Board; and

  To lead the Board in the execution of its responsibilities to stockholders.

  As non-executive Chairman of the Board, we will pay Mr. Mills an annual retainer of $240,000. Mr. Mills will be paid this amount in lieu of receiving an annual retainer of $30,000 paid to all directors, $1,500 for each Board meeting attended, $5,000 per committee served on, and $5,000 for serving as chairman of our Compensation and Finance and Recapitalization Committees. Mr. Mills will continue to participate as a non-employee director in our Amended and Restated 2002 Stock Incentive Plan and be reimbursed for reasonable out of pocket expenses incurred in attending Board and committee meetings.

Item 2.02	Results of Operations and Financial Condition

On May 10, 2005, we issued a press release announcing results for the quarter ended March 31, 2005. A copy of that press release is attached hereto as Exhibit 99.1.

  SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp President and Chief Executive Officer

  Dated:    May 10, 2005